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Exhibit 23.9

Consent of Cawley, Gillespie & Associates, Inc. Petroleum Engineers

        The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-4 of Cimarex Energy Co. and the related proxy statement/prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and proxy statement/prospectus of information contained in our report setting forth the estimates of revenues from Magnum Hunter Resources, Inc.'s oil and gas reserves as of January 1, 2004.

/s/ Cawley, Gillespie & Assoc., Inc.

Cawley, Gillespie & Associates, Inc.
Petroleum Engineers

Fort Worth, Texas
February 23, 2005

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Consent of Cawley, Gillespie & Associates, Inc. Petroleum Engineers